Report of Independent Auditors

To the Shareholders and Board of Directors
Delaware Group Adviser Funds, Inc.

In planning and performing our audits of the financial statementsof Delaware Group Adviser Funds, Inc. (the "Funds") for the yearended October 31, 1999, we considered its internal control,including control activities for safeguarding securities, inorder to determine our auditing procedures for the purpose ofexpressing our opinion on the financial statements and to complywith the requirements of Form N-SAR, not to provide assurance oninternal control.

The management of the Funds is responsible for establishing andmaintaining internal control. In fulfilling this responsibility,estimates and judgments by management are required to assess theexpected benefits and related costs of controls. Generally,controls that are relevant to an audit pertain to the entity'sobjective of preparing financial statements for external purposesthat are fairly presented in conformity with generally acceptedaccounting principles. Those controls include the safeguardingof assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors orfraud may occur and not be detected. Also, projection of anyevaluation of internal control to future periods is subject tothe risk that it may become inadequate because of changes inconditions or that the effectiveness of the design and operationmay deteriorate.

Our consideration of internal control would not necessarilydisclose all matters in internal control that might be materialweaknesses under standards established by the American Instituteof Certified Public Accountants. A material weakness is acondition in which the design or operation of one or more of theinternal control components does not reduce to a relatively lowlevel the risk that misstatement caused by error or fraud inamounts that would be material in relation to the financialstatements being audited may occur and not be detected within atimely period by employees in the normal course of performingtheir assigned functions. However, we noted no matters involvinginternal control and its operation, including controls forsafeguarding securities, that we consider to be materialweaknesses as defined above at October 31, 1999.

This report is intended solely for the information and use ofmanagement, the Board of Directors of the Fund, and theSecurities and Exchange Commission and is not intended to be andshould not be used by anyone other than these specified parties.


Philadelphia, Pennsylvania
December 3, 1999